Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 22, 2015 relating to the financial statements and financial highlights which appears in the April 30, 2015 Annual Report to Shareholders of iShares Asia/Pacific Dividend ETF and iShares Emerging Markets Dividend ETF, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Francisco, California

August 24, 2015